EXHIBIT 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI

Chairman and Chief Executive Officer

– Conference Call –

Fourth Quarter 2008 Earnings Announcement

January 29, 2009

Los Angeles, California

Thank you, Chris. Good morning, ladies and gentlemen.

Last year was an interesting year.

Oxy achieved solid results in 2008, including record earnings of $6.9 billion, an increase of 27 percent from 2007.

However, 2008 was in fact three years in one for our industry. Collectively, we experienced solid growth in the first part of the year, followed by unprecedented record-high oil prices, and finally a collapse of those prices as the global economy went into recession.

Today, I will focus on how we plan to manage and grow the business in the future, even though the current economy and low oil and gas prices make it challenging.

First, I want to mention a few developments from 2008 that will be key to Oxy’s continued success. Our growth in 2008 is indicative of our future.

Oxy’s worldwide production increased 5.4 percent over 2007, reaching 601,000 BOE per day. Even more significant was the growth in our oil and gas reserves. We estimate that we replaced approximately 200 percent of our production in 2008, without taking into account the effect of price changes from 2007 to 2008, with the majority coming through organic growth. You will receive more information about Oxy’s reserves replacement when our 2008 numbers are finalized.

We ended the year with cash on hand of $1.8 billion and very little net debt. And in the past 12 months, we have capitalized on some key opportunities to strengthen our position and achieve further growth.

In the fourth quarter of 2008, we signed an Exploration and Production Sharing Agreement with Oman to develop four medium-sized gas fields and to explore for potential new discoveries. We expect the existing fields to reach production of 10,000 BOE per day, net to Oxy.

We have also continued production growth at the giant Mukhaizna oil field in south-central Oman, where we have a major steam flood project for enhanced oil recovery, one of our technological strengths. As of year-end 2008, gross daily production was over six times higher than the production rate in September 2005, when Oxy assumed operation of the field.

In the third quarter we signed a preliminary agreement with the Abu Dhabi National Oil Company to appraise and develop two medium-sized oil and gas fields in Abu Dhabi. Oxy will operate both fields and will hold a 100-percent interest in the concessions. When fully operational, we expect these two projects in Abu Dhabi to produce 20,000 BOE per day.

Additionally, you may have seen the recent media reports that Bahrain National Oil and Gas Authority has selected Oxy as the winner of the very competitive bid process to develop oil and gas assets in the Kingdom. Our respective teams are now finalizing the relevant technical and financial agreements. Various Bahrain agencies have already approved Oxy as the winning bidder for the project and we hope to have the completed agreement approved by the Bahrain Parliament before year-end.

Our strong balance sheet has also enabled additional growth of Oxy’s reserves in the Permian Basin, Mid-Continent and California. We intend to continue acquiring additional desirable assets as they become available in the U.S. at more attractive prices.

In 2008, we spent about $4.7 billion on capital expenditures. This year we plan to spend approximately $3.5 billion on projects that will allow us continued growth while protecting our targeted financial returns. We maintain a firm policy of pursuing only those opportunities which meet our standards for return on capital employed and complement our existing assets. The ongoing turbulence in the global economy only reinforces the logic of our selectivity in considering potential transactions.

Even with reduced spending, we are confident that we will grow our production in excess of 5 percent both this year and next, much of that growth from our international projects, including those I discussed earlier.

We are also currently focusing on increasing our operational efficiency throughout the company. We are reducing key cost areas including overhead, external purchasing and outside services. Steve Chazen will give you additional details in a moment.

The coming months will be challenging for all businesses in all industries. However, in good economic times and bad, Oxy is well-positioned to succeed. Oxy will continue to maintain a low-risk, low-leverage profile and a consistent focus on building stockholder value. With our concentration on core areas, growth in production and reserves, our efficient operations and our strong balance sheet, we are confident in our ability to achieve sustained growth and solid profitability.

I’ll now turn the call over to Steve Chazen.

###

Occidental Petroleum Corporation

STEPHEN CHAZEN

President and Chief Financial Officer

– Conference Call –

Fourth Quarter 2008 Earnings Announcement

January 29, 2009

Los Angeles, California

Thank you Ray.

Net income for the quarter was $443 million, or $0.55 per diluted share, compared to $1.5 billion, or $1.74 per diluted share in the fourth quarter of 2007. The 2008 fourth quarter net income includes after-tax non-core charges totaling $514 million. These charges included $390 million for impairment of undeveloped acreage in Argentina and Yemen, $27 million for impairment of producing oil and gas properties, $37 million for rig contract terminations and $55 million for chemical plant closure and impairments. Core results were $957 million, or $1.18 per diluted share in the fourth quarter of 2008, compared to $1.5 billion, or $1.76 per diluted share in the fourth quarter of 2007.

Here’s the segment breakdown for the fourth quarter.

Oil and gas fourth quarter 2008 segment earnings were $339 million, compared to $2.5 billion for the fourth quarter of 2007. Oil and gas core results for the fourth quarter of 2008 were $996 million, after excluding asset impairments and rig termination costs. The following accounted for the decrease in oil and gas earnings between these quarters:

•

The $1.5 billion decrease in the fourth quarter of 2008 core results was due to $1.4 billion lower crude oil and natural gas prices, a benefit of $0.1 billion for higher volumes offset by higher operating expenses, DD&A rates and exploration expense. Occidental’s average realized crude oil price in the 2008 fourth quarter was $53.52 per barrel, a decrease of 33 percent from the comparable period in 2007. Oxy’s domestic average realized gas price for the quarter was $4.67 per mcf, compared with $6.77 per mcf for the fourth quarter 2007.

•

Worldwide oil and gas sales volumes for the fourth quarter of 2008 were 620,000 barrels of oil equivalent per day, an increase of 5 percent, compared with 590,000 BOE in the fourth quarter of last year. The increase includes 22,000 BOE per day from the Dolphin project, 14,000 BOE per day domestically and 6,000 BOE per day from Oman, offset by 12,000 BOE per day lower production in Libya as a result of the new contract terms.

•	The fourth quarter of 2008 oil and gas sales volumes were 32,000 BOE per day higher than the third quarter of 2008 volumes.
•	Exploration expense, excluding non core items, was $134 million in the quarter.
•	Fourth quarter non-core items included impairments of undeveloped acreage in Argentina and Yemen, impairment of producing oil and gas properties and rig contract terminations.

Chemical segment earnings for the fourth quarter of 2008 were $127 million. After excluding the plant closure and impairments, the fourth quarter 2008 core results were $217 million. The higher earnings were attributable primarily to higher caustic soda margins. Chemicals earned $94 million in last year’s fourth quarter.

Midstream segment earnings for the fourth quarter of 2008 were $170 million, an increase of $32 million from the fourth quarter of 2007 results. The improvement in earnings was due to higher margins in crude oil marketing, higher pipeline income from Dolphin and lower NGL margins in the gas processing business.

Fourth quarter 2008 results also included after-tax foreign exchange gains of $88 million of which $70 million was in oil and gas.

Let me now turn to Occidental’s performance during the twelve months.

Net income was a record $6.9 billion, or $8.35 per diluted share for the twelve months of 2008, compared with $5.4 billion, or $6.44 per diluted share for the same period of 2007. Core results for the twelve months of 2008 were $7.3 billion, or $8.95 per diluted share, compared with $4.4 billion, or $5.25 per diluted share for the full year 2007. Income for the twelve months of 2008 included $491 million of charges, net of tax and 2007 included a $1 billion benefit, net of tax, for the items noted on the schedule reconciling net income to core results.

We have broken out oil and gas production taxes and ad valorem taxes into a separate line item called “taxes - other than on income,” for disclosure purposes to highlight their sensitivity to product price variations. These taxes were $2.62 a barrel in 2008 compared with $1.97 a barrel for 2007. Oil and gas cash production costs (after exclusion of the taxes described above) were

$12.13 a barrel for the twelve months of 2008, compared to last year’s costs of $10.37 a barrel. The bulk of the increase is related to higher maintenance, workovers and field operating costs.

Reserves

We currently estimate that we replaced approximately 200 percent of our oil and gas production in 2008, without taking into account the effect of price changes from 2007 to 2008. With the effect of price changes, we estimate we replaced about 150 percent of our production. Slightly over half of the reserve additions, excluding the effect of price changes, came from internal sources resulting in over 100 percent reserve replacement. Major increases were in the California properties, Permian and the Rockies, and in Oman, which in aggregate constituted more than half of such reserve adds.

Capital Spending

Last year’s capital program was about $4.7 billion. Additionally, we spent another $4.7 billion for acquisitions. As a result of these expenditures, we have accumulated a sizeable inventory of projects. The bulk of these projects can be delayed until such time as the industry cost structure is in line with product prices. We believe that the service company cost structure is more reflective of an $80 oil environment rather than a $40 one. An illustration of our ability to defer drilling is that we have a total of 5 million net acres in the United States. 70 percent is held by production, about 10 percent consists of long-term leases, with many years on average to run, and the remainder in mineral acres held in perpetuity.

This year’s capital program of $3.5 billion will focus on ensuring that our returns remain well above our cost of capital given current oil and gas prices and contractor costs. About 80 percent of the capital will be in oil and gas and the remainder in midstream and chemical. Gas drilling with less than $5.00 per mcf gas is unattractive. We will continue to fully fund much of our Middle East operations, our successful exploration programs in California and Utah, and our exploration in Argentina. Formerly "quick payout" wells in the Permian and California will be deferred until they become "quick payout" again. We will also continue to fund our midstream and CO2 programs.

You should expect that our capital run rate in the first quarter will be greater than the $3.5 billion level and will decline all year unless economic conditions improve. The effect of this program on our production should be fairly modest this year, around 10,000 BOE per day, resulting in a probable production range of 620,000 to 660,000 BOE per day and with about 630,000 to 650,000 BOE per day in the first quarter. Year-over-year, Argentina and Oman will show the most growth.

We are also focusing on internal costs. Some reductions in overhead will be made this year which should improve our overhead levels by at least $1.00 per BOE. We are renegotiating our supplier contracts to further reduce costs and are laying down rigs, including paying cancellation costs when that makes sense. We expect these efforts to result in a reduction in the cost of executing our capital programs, as well as, a reduction of our operating expenses.

Oxy’s focus has been and will continue to be delivering returns well in excess of our cost of capital. When costs and prices are inline, our capital program will be boosted and the project inventory worked down faster.

Cash Flow

Cash flow from operations for the twelve months was $10.7 billion. We used $4.7 billion of the company’s cash flow to fund capital expenditures, $4.7 billion for acquisitions and $940 million to pay dividends. We spent $1.5 billion to repurchase 19.4 million common shares and we borrowed $1 billion in the fourth quarter. These and other net cash outflows decreased our $2.0 billion cash balance at the end of last year by $200 million to $1.8 billion at December 31.

The weighted average basic shares outstanding for the twelve months were 817.6 million and the weighted average diluted shares outstanding were 820.8 million. At December 31, there were 810.4 million basic shares outstanding and the diluted share amount was approximately 813.5 million.

Our debt to capitalization ratio was 9 percent. Oxy’s 2008 return on equity was 27 percent, with return on capital employed of 25 percent.

As we look ahead in the current quarter:

•	We expect exploration expense to be about $60 million.
•

We expect chemical segment earnings for the first quarter to be $100 million. High caustic soda margins are expected to continue through the period offset by the continued weakness in the construction and housing markets impacting domestic demand. Despite the difficult economic conditions, exports are anticipated to show modest improvement over the abysmal demand of the fourth quarter.

•

The worldwide effective tax rate on core income was 40 percent for 2008. We expect our combined worldwide tax rate in the first quarter of 2009, to be about 46 percent. The increase in the rate from the prior year is caused by higher foreign-sourced income expected in 2009 as a percentage of total income. Our fourth quarter and twelve-month U. S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule.”

•	Our Oil & Gas DD&A expense for 2009 should be approximately $11.50 per BOE. Depreciation for the other two segments should be approximately $400 million.
•	We expect to have severance and similar charges in the first quarter of 2009.
•	Copies of the press release announcing our fourth quarter earnings and the Investor Relations Supplemental Schedules are available on our website at www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.

Occidental Petroleum Corporation

Return on Capital Employed (% )

($ Millions)

Reconciliation to Generally Accepted Accounting Principles (GAAP)	2007	2008
GAAP measure - earnings applicable to common shareholders	5,400	6,857
Interest expense	199	26
Tax effect of interest expense	(70)	(9)
Earnings before tax-effected interest expense	5,529	6,874

GAAP stockholders' equity	22,823	27,300

DEBT
GAAP debt
Debt, including current maturities	1,788	2,747
Non-GAAP debt
Capital lease obligation	25	25
Subsidiary preferred stock	-	-
Total debt	1,813	2,772

Total capital employed	24,636	30,072

Return on Capital Employed (%)	23.6	25.1